Exhibit 99.1

BBX Capital and BFC Financial Provides Statement on Order Entered in SEC v. BBX Capital and Alan Levan

FORT LAUDERDALE, FL--(Marketwired - September 24, 2015) - BBX Capital Corporation ("BBX Capital" or "BBX") (NYSE: BBX) and BFC Financial Corporation ("BFC Financial or "BFC") (OTCQB: BFCF) (OTCQB: BFCFB), previously announced that on December 15, 2014, following a six week trial in federal court in Miami, a jury rendered a split decision in a federal securities case brought by the SEC against BBX and its Chairman, Alan Levan. The case was brought following the dramatic collapse of the Florida real estate market.

The jury found in favor of BBX and Mr. Levan with respect to all of its public disclosures preceding the market collapse except for three sentences by Alan Levan in BBX's lengthy July 25, 2007 earnings conference call. With respect to the statements in the conference call, the judge instructed the jury, prior to their deliberations, that the three sentences were "objectively false" based on an earlier summary judgment order. We have previously stated that the statements were true and that the court erred in entering summary judgement and instructed the jury otherwise. The jury also found that certain loans were accounted for incorrectly and should have been accounted for as "held for sale" rather than the process used by the bank of writing down the loans based on appraisals of the underlying collateral. We have also previously stated that the Company's certified public accountants never withdrew its opinion on the 2007 financial statements and the financial statements were never restated. The Company believes that the Court erred in not permitting the Company's certified public accounting firm to testify at trial.

Today, the court concluded the penalty phase of the case. The court denied the SEC's request for a permanent bar to serve as an officer or director of any public company, but instead ordered Mr. Levan barred for a period of two years to commence 90 days after the order is executed. It imposed monetary penalties against BBX in the amount of $4,550,000 and monetary penalties against Mr. Levan in the amount of $1,300,000. As a result of the court's decision, Mr. Levan will, unless the Order is stayed by the appellate court, resign his positions of Chief Executive Officer and from the Boards of Directors of BBX Capital and BFC Financial. Among the reasons given for the penalty is the court's determination that neither BBX nor Alan Levan have admitted that the claims were valid and have instead asserted an intention to appeal.    Alan B. Levan has been the Chairman, Chief Executive Officer and President of BFC Financial Corporation since 1978. He has also been the Chairman and Chief Executive Officer of BBX Capital Corporation since 1994.

Mr. Levan, commented on today's decision stating, "Obviously I'm very disappointed with the judges ruling, but I respect our judicial system. The fact that I respectfully disagree with the Court's finding does not mean that I do not believe in the rule of law. I take the allegations in this case and my responsibilities as a CEO very seriously. But, in this country, we have the right to disagree and to pursue our right to appeal the Court's decision. I am surprised that my personally held conviction that we did everything appropriate in this timeframe would be grounds to impose a larger penalty."

About BBX Capital Corporation:BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses. In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation (OTCQB: BFCF), have a 46% and 54% respective ownership interest in Bluegreen Corporation. As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen. As of June 30, 2015, BBX Capital had total consolidated assets of $388.6 million, shareholders' equity attributable to BBX Capital of $317.5 million, and total consolidated equity of $318.8 million. BBX Capital's book value per share at June 30, 2015 was $19.63.

About BFC Financial Corporation: BFC (OTCQB: BFCF) (OTCQB: BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation. Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC. BFC owns a 54% equity interest in Woodbridge. BBX Capital owns the remaining 46% equity interest in Woodbridge. As of June 30, 2015, BFC had total consolidated assets of $1.4 billion, shareholders' equity attributable

Exhibit 99.1

to BFC of $340.3 million, and total consolidated equity of $449.7 million. BFC's book value per share at June 30, 2015 was $4.08.

For further information, please visit our family of companies:
Renin Corporation: www.ReninCorp.com
BBX Capital: www.BBXCapital.com
BFC Financial Corporation: www.BFCFinancial.com
Bluegreen Corporation: www.BluegreenVacations.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and involve substantial risks and uncertainties. There is no assurance the decision verdict or the remedy ordered by the Judge will be reversed on appeal. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, which are available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and its Annual Report on Form 10-K for the year ended December 31, 2014, which may be viewed on the SEC's website, www.sec.gov, on BBX Capital's website, www.BBXCapital.com, or on BFC Financial' s website, www.BFCFinancial.com. BBX Capital and BFC Financial caution that the foregoing factors are not exclusive, and we do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.

*This press release has been modified from the previously issued press release solely to correct the amount of the monetary penalty imposed against BBX Capital from $4,500,000, as stated in the previously issued press release, to $4,550,000, as stated herein.